EXHIBIT 23.1





The Board of Directors
Citizens Utilities Company


We consent to the incorporation by reference in the registration statement on Form S-8 of Citizens Utilities Company of our report dated March 11, 1998, relating to the balance sheets of Citizens Utilities Company as of December 31, 1997 and 1996, and the related statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Citizens Utilities Company.





                                                                 KPMG LLP

New York, New York
January 22, 1999